UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2019 (December 4, 2019)

Allegheny Technologies Incorporated

(Exact name of registrant as specified in its charter)

Delaware	1-12001	25-1792394
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Six PPG Place, Pittsburgh, Pennsylvania	15222-5479
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (412) 394-2800

N/A

(Former name or former address, if changed since last report).

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.10 per share	ATI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)    Allegheny Technologies Incorporate (the “Company”) adopted a revised form of Change In Control Severance Agreement (the “Agreement”) that will provide severance and other benefits under certain circumstances to the Company’s principal executive officer, principal financial officer, named executive officers and certain other Company executives who currently are party to the Company’s previously-disclosed existing form of change in control agreement (the “Prior Agreement”), as well as other employees of the Company, if any, who in the future are selected by the Personnel and Compensation Committee of the Company’s Board of Directors or by the Company’s President and Chief Executive Officer.

The benefits to which, under the Agreement, Company executives are entitled in the context of termination following a Change in Control are substantially similar to those provided under the Prior Agreement. If within two years following a “Change in Control” of the Company (as defined in the Agreement), the Company terminates the employment of its President and Chief Executive Officer without “Cause” (as defined in the Agreement), or if he terminates his employment for “Good Reason” (as defined in the Agreement), then he is eligible under the Agreement to receive a severance payment equal to 2.99 times his Base Compensation, which is defined under the Agreement as the sum of his highest annual rate of base salary as in effect within the prior two years and his target annual bonus for the year in which the Change in Control occurs (or, if greater, the actual bonus amount for the year before the year in which the Change in Control occurs), a pro-rata annual bonus for the year of termination (determined based on the greater of target or the amount that would be earned based on an annualization of the Company’s year-to-date performance), cash payment for benefit continuation for thirty-six months, and up to $25,000 for outplacement services. Each other executive who becomes a party to the Agreement, including each of its named executive officers, is entitled under the Agreement, to the extent he or she is terminated without Cause or resigns for Good Reason within the two-year period following a Change in Control of the Company, to receive a severance payment equal to two times his or her Base Compensation, a pro-rata annual bonus for the year of termination (determined in the same manner as described above for the Chief Executive Officer), cash payment for benefit continuation for twenty-four months and up to $15,000 for outplacement services. Additionally, an executive who is party to an Agreement who is terminated by the Company without Cause during the one-year period prior to the occurrence of a Change in Control of the Company may, under certain circumstances more fully described in the Agreement, be entitled to the severance benefits described above following the consummation of the Change in Control, subject to reduction for any other severance received upon termination as provided in the Agreement.

If any payment under the Agreement would cause an executive to become subject to the excise tax imposed under section 4999 of the Internal Revenue Code, then payments and benefits will be reduced to the amount that would not cause him or her to be subject to the excise tax if such a reduction would put the executive in a better after tax position than if he or she were to pay the tax. Any executive officers (including those identified above) who currently are party to the Prior Agreement will only be eligible to receive the new Agreement if they agree to waive the remaining terms of their existing Prior Agreement, and they will not be entitled to duplicative benefits.

The foregoing description is qualified in its entirety by reference to the full text of the form of Agreement, a copy of which is furnished herewith as Exhibit 99.1 and is incorporated hereby by reference.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits.

99.1	Form of Change in Control Severance Agreement.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLEGHENY TECHNOLOGIES INCORPORATED

By:	/s/ Elliot S. Davis
Elliot S. Davis
Senior Vice President, General Counsel, Chief
Compliance Officer and Secretary

Dated: December 10, 2019